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Exhibit 99.1

March 31, 2003

Board of Directors
On Command Corporation
4610 South Ulster Street, 6th Floor
Denver, CO 80237

Gentlemen:

        On behalf of Liberty Media Corporation, I would like to express our interest in exploring a potential business combination transaction with On Command Corporation.

        The precise parameters for this proposed transaction would need to be established after we have the opportunity to undertake a due diligence review of On Command. However, for purposes of establishing a dialogue, we would propose a transaction where each common stockholder of On Command, other than Liberty Media and its subsidiaries, would receive .0787 of a share of Liberty Media Series A common stock for each share of On Command common stock. The proposed valuation of $0.77 per share of On Command common stock represents a premium of 10% over Friday's closing price for the stock and a premium of 6% over the average trading price for the past twenty trading days. The receipt of the acquisition consideration would be taxable to the On Command stockholders. This would allow recognition of the losses that many of the stockholders have incurred.

        We are prepared to immediately commence the due diligence process and the negotiation of definitive documentation for the approval of each of our respective boards of directors. We do not expect that the proposed combination will present any significant regulatory issues, meaning that we believe a transaction could realistically be completed in the third quarter of this year. The transaction would of course be subject to customary closing conditions for a merger of two public companies, including the accuracy of the representations and warranties in the definitive acquisition agreement, the effectiveness of a registration statement for the Liberty Media Corporation common stock to be issued, a stockholder vote of On Command and the receipt of all requisite governmental and third party consents. In addition, the transaction would be subject to the condition that the terms of the current On Command credit facilities are renegotiated to our reasonable satisfaction.

        We look forward to commencing our discussions in the near future and working towards a transaction that will be mutually beneficial to all parties.

Sincerely,
/s/ GARY S. HOWARD Executive Vice President Chief Operating Officer

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  Exhibit 99.1